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                            DEXTER CORPORATION
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                As filed with the Commission on June 9, 2000




                     [Letterhead of Dexter Corporation]


June 2, 2000


Dear Fellow Dexter Shareholder:

Lately you and we have received numerous letters and press releases from Mr. Sam Heyman. Undoubtedly you have seen allegations from Mr. Heyman about Dexter, the Dexter Board and the way that the Board has been conducting its effort to maximize value for you in the short term. I would like to try to put all of this in perspective for you and to suggest a few questions you may wish to ask Mr. Heyman about his campaign to elect himself and his two cohorts as members of the Board of Directors.

More than six months ago -- December 1999 -- Mr Heyman invited himself to a meeting at Dexter and proclaimed that Dexter's wholly owned businesses were incompatible with Dexter's investment in Life Technologies and should be split apart.

In January Mr Heyman, on behalf of his 76% owned subsidiary ISP, announced that he was commencing a proxy contest against Dexter in an attempt to:

    o Enlarge and pack the Board with a majority of his hand-picked nominees to give him control of Dexter (a move which the Connecticut Federal District Court has now declared illegal).

    o Persuade shareholders that ISP was willing to pay more than $45 if Dexter afforded ISP due diligence access to the company and its management.

Dexter's reply was swift and unequivocal:

    o Dexter invited ISP into the company and provided it with due diligence access.

    o Dexter encouraged and assisted ISP so that it could put forward its best possible price and terms.

    o Dexter and its representatives were available to ISP virtually around the clock for several weeks to enable ISP to make its best offer.

Indeed, ISP deployed an army of more than 30 representatives bankers, lawyers and even a biotechnology consultant on a due diligence effort that extended through all of February, all of March and more than half of April. Prior to finishing its due diligence, in mid-March ISP increased its public proposal to Dexter from $45 to $50 per share, indicating yet again that it was willing to pay even more than $50 if its due diligence findings supported a higher price. On April 20 ISP submitted a proposal to acquire Dexter for $50 plus a Contingent Value Right that would have afforded a share of the proceeds from a later sale of Life Technologies to Dexter shareholders.

After affording ISP a three-week head start on due diligence, at the end of February Dexter announced a program to maximize shareholder value in the short term through a merger or sale of the Company, a financial restructuring, or a spin-off or sale of one or more of the Company's businesses. The Company has diligently pursued this program since it was announced, and continues to do so today.

Against this background, let's look at where Mr. Heyman and ISP stand today and what they have done to deliver on their commitments to you and to us since December.

We think you should be asking Mr Heyman the following questions:

    If you are truly committed to acquiring Dexter, Mr Heyman, why have you not simply made a cash tender offer to all Dexter shareholders?

    Why, Mr Heyman, when ISP is a stockholder of Dexter, have you sought to make it more difficult for the Company to implement its program by creating the following obstacles?

    o In January ISP commenced a lawsuit in the Connecticut Federal District Court to declare its Board packing scheme legal. ISP then opposed Dexter's effort to obtain a quick resolution of that issue. Instead, ISP argued strenuously that the Court should decide nothing and should wait until after the shareholders voted.

    o In May ISP asked the Connecticut Federal District Court to take immediate action prohibiting Dexter from even contracting to sell any Dexter business without a shareholder vote (which the Court refused to do).

    o    ISP requested a meeting with a qualified bidder for Life
         Technologies -- purportedly to fashion a superior joint bid for all of Dexter -- and Dexter arranged that meeting. However, ISP then refused to proceed with the meeting and publicly announced withdrawal of its $50 proposal to acquire Dexter.

    Is it possible, Mr. Heyman, that you would like to see prospective buyers of Dexter decide not to pursue a transaction in order to avoid the potential controversy and uncertainty created by your activities?

What about taxes?

In our meeting last December Mr. Heyman confidently proclaimed that separating Dexter's wholly owned businesses from Life Technologies could be accomplished "on a tax-free basis." In February we publicly invited Mr. Heyman and ISP to send their tax advisors to meet with the Company's tax advisors to develop a common analytical conclusion for the most tax efficient means of accomplishing that separation. Mr. Heyman and ISP have ignored our invitation.

    Why is Mr. Heyman now making damaging statements -- unsupported by the facts in public forums suggesting that separation of Dexter's wholly owned businesses from Life Technologies will cause enormous tax liabilities?

Where are we today?

To date, the only thing Mr. Heyman and ISP have accomplished is to create disruption and distraction with:

    o    Illegal shareholder proposals to be presented at our annual meeting.

    o Court proceedings to oppose and resist Dexter's ability to create a value maximization plan around business segment divestitures.

    o Promises of possible increases in their offering price coupled with actual reduction of that price (and a threat of further price reductions).

By contrast our first priority is to complete our program to maximize the value of your Dexter shares in the short term.

We are pursuing a three-pronged course of action at this time because we believe that all opportunities should be explored simultaneously. We are continuing our efforts to sell Dexter in a single transaction. We are pursuing the sale of Dexter's individual businesses. We have provided ISP with acceptable forms of acquisition agreements and offered to negotiate a sale of Dexter based on those agreements. Only at the end of this process can you be assured that you have received the best available transaction.

With this in mind the most important question Dexter shareholders should be asking themselves and Mr. Heyman is this:

    Are you and ISP truly a buyer of Dexter? Or are you simply trying to get control of Dexter by the least expensive means possible -- i.e., by winning seats on the Board via a proxy contest?

And finally, shareholders should ask themselves one last question.

If this is how ISP and Mr. Heyman support my interests when they are on the outside of Dexter, what would they do if they became members of the Board?

Your Board has acted responsibly and fairly in protecting your interests. Deliver a strong message to Mr. Heyman. Vote to support your present Board. Please sign, date and mail your WHITE proxy card TODAY.

Sincerely,


K. GRAHAME WALKER
Chairman and Chief Executive Officer



Note -- We are required to include with all communications regarding our program to maximize value for our stockholders the following cautionary statement -- "No assurance can be given that shareholder value will be maximized."